                                     [LETTERHEAD]


                                     May 5, 1997


Dear Shareholder:

    We cordially invite you to attend our 1997 Annual Meeting of Shareholders to be held at 10:00 a.m. Pacific Daylight Time on Tuesday, June 3, 1997, at Hot Rods by Boyd located at 10541 Ashdale Street, Stanton, California 90680, adjacent to the Company's headquarters. Enclosed are the Notice of Annual Meeting, Proxy Statement and a Proxy Card relating to the Annual Meeting which we urge you to read carefully. Also enclosed is the Company's 1996 Annual Report to Shareholders. Whether or not you expect to attend the Annual Meeting, please sign and date the enclosed Proxy Card and return it as promptly as possible to ensure that your shares will be voted.


                                       ON BEHALF OF YOUR
                                       BOARD OF DIRECTORS


                                       /s/ Boyd Coddington

                                       BOYD CODDINGTON
                                       Chairman of the Board and
                                       Chief Executive Officer

                      BOYDS WHEELS, INC.

        8380 Cerritos Avenue, Stanton, California 90680

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                    To be held June 3, 1997

TO THE SHAREHOLDERS OF
BOYDS WHEELS, INC.

     Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of Boyds Wheels, Inc., a California corporation (the "Company"), will be held adjacent to the Company's headquarters at Hot Rods by Boyd located at 10541 Ashdale St., Stanton, California 90680, on Tuesday, June 3, 1997, beginning at 10:00 a.m. Pacific Daylight Time. The Annual Meeting will be held for the following purposes:

1.   To elect directors of the Company to serve until the Annual
     Meeting of Shareholders to be held in 1998, until such directors' successors have been duly elected and qualified or until such directors have otherwise ceased to serve as directors.

2.   To approve an amendment to the Company's 1995 Stock Option
     Plan to increase the number of shares reserved for issuance thereunder by 300,000 shares to an aggregate of 750,000 shares.

3. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants for the Company for the fiscal year ending December 31, 1997.

4. To transact other business that may properly come before the meeting or any postponements or adjournments thereof.

     The Board of Directors has fixed April 16, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof, and only shareholders of record at the close of business on that date are entitled to such notice and to vote at the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available at the offices of the Company for ten (10) days prior to the Annual Meeting.

     We hope that you will use this opportunity to take an active part in the affairs of the Company by voting on the business to come before the Annual Meeting either by executing and returning the enclosed Proxy Card or by casting your vote in person at the Annual Meeting.

     SHAREHOLDERS UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A STAMPED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF A SHAREHOLDER RECEIVES MORE THAN ONE PROXY CARD BECAUSE HE OR SHE OWNS SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE COMPLETED AND RETURNED.


                                   By Order of the
                                   Board of Directors

                                   /s/ Boyd Coddington

                                   BOYD CODDINGTON
                                   Chairman of the Board
Stanton, California                and Chief Executive Officer
May 5, 1997

                                  BOYDS WHEELS, INC.
                            ------------------------------
                                 8380 Cerritos Avenue
                              Stanton, California 90680
                             ----------------------------

                            ANNUAL MEETING OF SHAREHOLDERS

                               To Be Held JUNE 3, 1997

                                   PROXY STATEMENT

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Boyds Wheels, Inc., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 10:00 a.m. Pacific Daylight Time on Tuesday, June 3, 1997, at Hot Rods by Boyd located at 10541 Ashdale St., Stanton,
California 90680,   adjacent to the Company's headquarters, and any
postponements or adjournments thereof for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and the accompanying form of Proxy were first mailed to shareholders on or about May 5, 1997.

                                RECORD DATE AND VOTING

   April 16, 1997 has been fixed as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, and any postponements or adjournments thereof. As of April 16, 1997, there were 3,847,723 shares of the Company's common stock, no par value per share (the "Common Stock"), issued and outstanding. No shares of the Company's preferred stock, no par value per share, were outstanding as of that date. A majority of the shares of Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the meeting.

Each shareholder voting in the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder's shares are entitled (one vote per share of Common Stock), or distribute such votes on the same principle among as many candidates as the shareholder chooses, provided that votes cannot be cast for more than five candidates. However, no shareholder may cumulate votes unless the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to voting. Any such shareholder must have given notice prior to voting at the Annual Meeting of such shareholder's intention to cumulate votes. The candidates receiving the highest number of votes up to the number of directors to be elected will be elected. On all other matters, each share of Common Stock has one vote. Abstentions are included in the determination of the number of shares present and entitled to vote for purposes of determining the presence of a quorum and of determining the outcome of any matter submitted to the shareholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality of "votes cast." Broker non-votes are counted as shares that are present and entitled to vote for purposes of determining a quorum. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for purposes of determining the presence of a quorum but will not be treated as present and entitled to vote with respect to that matter (even though such shares are considered present and entitled to vote for quorum purposes and may be entitled to vote on other matters).

   A shareholder giving a proxy has the power to revoke it at any time before it is exercised by giving written notice of revocation to the Secretary of the Company, by executing a subsequent proxy, or by attending the Annual Meeting and voting in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with the specifications on the enclosed proxy card.

   Unless otherwise instructed, proxies solicited by the Company will be voted "FOR" the nominees named herein for election as directors, "FOR" the proposal to increase the number of shares of the Common Stock reserved for issuance pursuant to the Plan and "FOR" the ratification of the selection of Coopers & Lybrand L.L.P. to provide audit services to the Company for the fiscal year ending December 31, 1997.

                                ELECTION OF DIRECTORS

   The Company's bylaws state that the Board of Directors shall consist of not less than three nor more than five members. The specific number of Board members within this range is established by the Board of Directors and is currently set at four. A Board of four directors will be elected at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies received by them for the Company's four nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders would vote all proxies received in accordance with cumulative voting to assure the election of as many of the nominees listed below as possible. In such circumstances, the specific nominees to be voted for will be determined by the proxy holders. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of shareholders at such time as his or her successor is duly elected and qualified, or until his or her earlier resignation, removal or death. The nominees have supplied the following background information to the Company:

                                                                                   Director
    Name               Age               Principal Occupation                       Since
    ----               ---   -------------------------------------------------      -----

    Boyd Coddington     53   Chairman of the Board and Chief Executive Officer       1988
                             of the Company since 1988

    Marcus Sorenson     49   President of Cal West Marketing since 1976              1995

    Curt Barwick        42   Corporate and Securities Attorney since 1983            1996

    Melanie McCaffery   43   Certified Public Accountant since 1981                  1996

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE ELECTION OF
                                 THE ABOVE NOMINEES.

                                   MANAGEMENT

   Set forth below is certain information with respect to each of the nominees for the office of director, each director whose term of office will continue after the Annual Meeting and each executive officer of the Company:

    Name                     Age                 Position
    ----                     ---                 --------

    Boyd Coddington (1)      53        Chairman of the Board and Chief Executive
                                       Officer
    Rex A. Ours              36        Chief Financial Officer and Secretary
    Marcus Sorenson(2)       49        Director
    Curt Barwick (1)         42        Director
    Melanie McCaffery(1)(2)  43        Director
_________________
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

   BOYD CODDINGTON founded the Company in 1988 and has served as a director and chief executive officer of the Company since its inception. Mr. Coddington also founded Hot Rods by Boyd in 1978, now a wholly owned subsidiary of the Company. Mr. Coddington has also been featured over the years in many automotive and general interest publications, including CAR AND DRIVER, AUTOWEEK, SMITHSONIAN, FORTUNE and FORBES.

   REX A. OURS joined the Company in June 1994 as chief financial officer. From 1993 to June 1994, Mr. Ours was an accountant in private practice specializing in tax and general business matters. From 1991 to 1993, Mr. Ours was chief financial officer of Russell Performance, Inc., a manufacturer of specialty aftermarket automobile products and high performance hoses for racing engines, and from 1990 to 1991, he was vice president of finance of Simpson Race Products, Inc., a manufacturer of racing safety equipment. Mr. Ours, a certified public accountant, was previously employed by B.D.O. Seidman and Ernst & Whinney.

   MARCUS SORENSON joined the Board of Directors in June 1995. From 1976 to 1996, Mr. Sorenson has been president of Calwest Marketing, a manufacturer's representative specializing in consumer electronics and automotive electronics. Mr. Sorenson is a co-founder of Mackie Designs, a manufacturer of recording consoles used in professional and home recording studios, and since 1990, has served as its vice president and director.

   CURT BARWICK joined the Board of Directors in April 1996. From 1996 to the present, Mr. Barwick has been a partner with the law firm of Higham, McConnell & Dunning, and from 1994 to 1996, Mr. Barwick was an attorney with the law firm of Day, Campbell & McGill. From 1992 to 1993, Mr. Barwick was vice president and general counsel of DVI, Inc., a New York Stock Exchange listed company and a health care finance and service provider. From 1985 until 1992, Mr. Barwick was an attorney with the national law firm of Buchalter, Nemer, Fields & Younger. Mr. Barwick is a member of the California and District of Columbia bar associations and a specialist in corporate and securities law.

   MELANIE MCCAFFERY is a certified public accountant and the president of McCaffery & Associates, a financial and accounting firm, which she founded in October 1995. From October 1988 through September 1995, Ms. McCaffery was a partner with the international accounting firm of Coopers & Lybrand L.L.P. From 1978 through October 1988, Ms. McCaffery served as a staff member at Coopers & Lybrand L.L.P.

   For information concerning beneficial ownership of Common Stock by directors and executive officers, see "Security Ownership of Certain Beneficial Owners and Management" below. The Board of Directors met five times during fiscal 1996, with each director then in office attending all meetings.

                     INFORMATION ABOUT THE BOARD OF DIRECTORS AND
                         COMMITTEES OF THE BOARD OF DIRECTORS


COMMITTEES OF THE BOARD

   AUDIT COMMITTEE - The Board has a standing Audit Committee that reviews the audit and control functions of the Company, the Company's accounting principles, policies and practices and financial reporting, the scope of the audit conducted by the Company's auditors, the fees and all non-audit services of the independent auditors and the independent auditors' opinion and letter of comment to management and management's response thereto. The Audit Committee did not meet in fiscal 1996. At the date of this Proxy Statement, the Audit Committee was comprised of Messrs. Coddington and Barwick and Ms. McCaffery.

   COMPENSATION COMMITTEE - The Board has a Compensation Committee (the "Compensation Committee") whose members at the date of this Proxy Statement were Mr. Sorenson and Ms. McCaffery. The Compensation Committee is authorized to review and recommend to the Board the salaries, bonuses and prerequisites of the Company's executive officers. The Compensation Committee also reviews and recommends to the Board any new compensation or retirement plans and administers the Company's 1995 Stock Option Plan. The Compensation Committee met twice in fiscal 1996.

DIRECTOR COMPENSATION

   STANDARD COMPENSATION - Directors who are not employees of the Company or its subsidiaries ("Non-employee Directors") receive $1,000 for attendance at the Company's Annual Meeting of Shareholders plus $500 for each meeting of the Board or committee meetings that they attend, plus reimbursement of any expenses they may incur with respect to such meeting. Directors who are employees of the Company or its subsidiaries serve as directors without compensation.

   STOCK OPTIONS - Non-employee Directors receive additional compensation in the form of stock options granted automatically under the Company's 1995 Stock Option Plan. Upon their initial election to the Board of Directors, Non-employee Directors automatically receive options to purchase 3,000 shares of Common Stock. Such options vest on the Director's first anniversary with the Company. In addition, such Non-employee Director will automatically be granted each year options to purchase 1,000 shares of Common Stock. Such additional options will be fully vested and exercisable after each additional full year of service. All options granted to non-employee Directors have an exercise price equal to the fair market value of the shares on the date of grant of such option. See "1995 Stock Option Plan -- Awards to non-employee Directors."

                          COMPENSATION OF EXECUTIVE OFFICERS

   The following table sets forth for the year ended December 31, 1996, the cash compensation of the Chief Executive Officer and the three other most highly compensated executive officers of the Company who received compensation in excess of $100,000 in that year (the "Named Executive Officers").

                                SUMMARY COMPENSATION TABLE
                                                                        LONG-TERM
                                         ANNUAL COMPENSATION           COMPENSATION

                                                         Other annual
  Name and principal position  Year  Salary    Bonus(1)  compensation   Options/SAR
  ---------------------------  ----  ------    -------   ------------   -----------

Boyd Coddington, Chairman and
Chief Executive Officer  (2)   1996  $ 171,731  $60,000  $  13,200      150,000
                               1995    173,675     -        15,200       60,000

Brad Fanshaw, President (3)    1996  $  13,846     -     $487,200  -
                               1995    124,146     -       13,200        30,000

Stanley Clark, Chief Operating 1996  $  91,560     -     $    450        25,000
Officer  (4)                   1995       -        -         -             -

Rex A. Ours, Chief Financial   1996  $  90,058  $35,000  $   2,250       25,000
Officer  (5)                   1995     57,583     -          -           5,000


(1) Amounts stated reflect bonuses earned prior to December 31, 1995, which were paid in the 1996 fiscal year.

(2) Pursuant to a five-year employment agreement between the Company and Boyd Coddington, Mr. Coddington currently receives an annual salary of $225,000 together with an annual bonus in an amount to be determined by the Compensation Committee of the Board of Directors. Mr. Coddington is required to devote his entire productive time, with certain limited exceptions described in his employment agreement, to the business of the Company. In addition to salary and bonus under the terms of his employment agreement, the Company is required to provide Mr. Coddington with a non-accountable automobile expense allowance of at least $1,100 per month, pay all health insurance premiums for him and his spouse and pay the premiums of a term life insurance policy. Other annual compensation included the above-described annual automobile allowances of $13,200 and $15,200 for 1996 and 1995, respectively, from the Company for a vehicle used by Mr. Coddington.

(3) Mr. Fanshaw's employment with the Company terminated in February 1996. During fiscal 1996, Mr. Fanshaw received, in addition to salary, a non accountable automobile expense allowance of $1,100 per month, payment of health insurance premiums for him and his spouse and payment of the premium of a term life insurance policy. Other annual compensation included the above-described annual automobile allowances of $2,200 and $13,200 in 1996 and 1995, respectively, for a vehicle used by Mr. Fanshaw, the exercise of nonqualified options with a net compensation value of $485,000. Amount stated does not include a cash payment of $125,000 related to the settlement of Mr. Fanshaw's employment contract. (See certain transactions)

(4) Mr. Clark's employment with the Company terminated in March 1997. During fiscal 1996, pursuant to a verbal agreement between the Company and Stanley Clark, the Company provided Mr. Clark with a non-accountable phone expense allowance of $150 per month, in addition to salary and bonus. Other annual compensation for 1996 included the above-described phone allowances of $450. Amounts stated do not include a $20,000 signing bonus paid to Mr. Clark in fiscal 1997.

 (5) Pursuant to a verbal agreement between the Company and Rex Ours, Mr. Ours currently receives an annual salary of $115,000 together with an annual bonus in an amount to be determined by the Compensation Committee of the Board of Directors. In addition to salary and bonus, the Company provides Mr. Ours with a non-accountable automobile expense allowance of $600 per month, and a non-accountable phone allowance of $150 per month. Other annual compensation for 1996 included the above-described allowances of $2,250.

                             STOCK OPTION GRANTS IN 1996
                                  INDIVIDUAL GRANTS

          The following table sets forth information with respect to options to purchase shares of the Company's Common Stock granted in 1996 to the Chief Executive Officer and the Named Executive Officers.


                               % Of Total
                             Options Granted    Exercise   Market price
                   Options    To Employees       Price        At Date     Expiration
Name              Granted #    In 1996        (Per Share)     Of Grant      Date
----              ---------  --------------   ----------   ------------  ------------
Boyd Coddington    150,000         62%          $ 10.75     $ 10.75         7/23/06

Brad Fanshaw        ---           ---             ---         ---            ---

Stanley Clark        5,000          2%          $  6.25     $   8.75        4/01/06
                    25,000         10%          $ 10.75     $  10.75        7/23/06

Rex A. Ours         25,000         10%          $ 10.75     $  10.75        7/23/06



    The following table sets forth, for the Chief Executive Officer and the Named Executive Officers, information with respect to options exercised, unexercised options and year-end option values, in each case with respect to options to purchase shares of the Company's Common Stock.

                                                  Unexercised               Value of Unexercised
                              Shares              Options at               in the Money Options at
                  Acquired on     Value       December 31, 1996 (#)             December 31, 1996
Name              Exercise (#)   Realized  Exercisable    Unexercisable  Exercisable    Unexercisable
----              -----------    --------  -----------    -------------  -----------    -------------

BOYD CODDINGTON     ---            ---       210,000          ---         $952,500           ----

BRAD FANSHAW        ---            ---        34,429          ---         $447,577           ----

STANLEY CLARK       ---            ---        30,000          ---         $120,000           ----

REX A. OURS         ---            ---        30,000          ---         $120,000           ----


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                      MANAGEMENT

   The following security ownership information is set forth, as of April 30, 1997, with respect to: certain persons or groups known to the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock; to each director of the Company; each of the executive officers named in the Summary Compensation Table currently employed by the Company; and all current directors, nominees and executive officers as a group (six persons). Other than as set forth below, the Company is not aware of any other person who may be deemed to be a beneficial owner of more than 5% of the Company's Common Stock.

                                                        Amount and Nature of         Percent of
    Name and Address of Beneficial Owner (1)(2)        Beneficial Ownership (3)        Class
    -------------------------------------------       -----------------------          ------

  Boyd Coddington(3)(4)                                        531,232                 12.01%
  Diane Coddington(3)                                          356,013                  8.10%
  Rex A. Ours(5)                                                33,500                   *
  Marcus Sorenson(6)                                             4,000                   *
  Melanie McCaffery(6)                                           3,000                   *
  Curt Barwick(6)                                                4,000                   *
                                                               -------                 ------
  All directors and executive officers as a group(2)(7)        931,745                 20.11%
  (6 persons)                                                  -------                 ------


(1) The address of each beneficial owner is 8380 Cerritos Avenue, Stanton, California 90680.

(2) Unless otherwise noted, sole voting and dispositive power are possessed with respect to all shares of Common Stock owned.

(3) Boyd Coddington and Diane Coddington are married, and therefore, each has a beneficial interest in the other's shares.

(4) Includes 210,000 shares purchasable upon exercise of options to purchase Common Stock.

(5) Includes 30,000 shares purchasable upon exercise of options to purchase Common Stock.

(6) Consists solely of shares purchasable upon exercise of options to purchase Common Stock.

(7) Includes 356,013 shares of Common Stock owned individually by Mr. Coddington's spouse, Diane Coddington.

* Percentage of shares beneficially owned does not exceed 1% of the class so owned.

         COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, executive officers and persons who own more than 10% of the Common Stock (collectively "Insiders") to file initial reports of ownership (Forms 3) and reports of changes in ownership of Common Stock (Forms 4 and Forms 5) with the Securities and Exchange Commission as well as the Company and the Nasdaq National Market.

   To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from each Insider known to the Company that no other reports were required during the fiscal year ended December 31, 1996, all insiders filed all required reports on a timely basis except for Boyd Coddington, who filed one report relating to three sales transactions approximately one month late.


                                 CERTAIN TRANSACTIONS

     In December 1996, the Company exercised an option agreement with Boyd and Diane Coddington pursuant to which the Company had the option to purchase all of the outstanding shares of common stock of Hot Rods by Boyd for up to $750,000, payable in shares of the Company's Common Stock at its then fair market value. This option was exercisable by the Company commencing after delivery to it of audited financial statements of Hot Rods by Boyd for the years ended December 31, 1995 and December 31, 1996, but in no event after September 30, 1997, unless extended pursuant to the terms of the option agreement.

     The Company has been subleasing a portion of the premises located at 10541 Ashdale Street to Hot Rods by Boyd since the commencement of the lease term.
The total current monthly rent under this lease is $14,991, with the Company's share being $10,000. The rent is subject to annual adjustment based on increases in the Consumer Price Index.

     From time to time the Company has loaned amounts to Hot Rods by Boyd on an interest-free basis, for use as working capital and to cover certain expenses, including the build-out of the premises occupied by Hot Rods by Boyd. As of December 31, 1996, the amount owed to the Company from Hot Rods by Boyd was approximately $346,000, representing amounts previously advanced by the Company and the portion of the salary payments made to such employees by the Company, which are allocable to Hot Rods by Boyd.

     In June 1995, the Company entered into a marketing/promotion agreement with Hot Rods by Boyd pursuant to which Hot Rods by Boyd was required to (i) endorse, promote and market the wheels manufactured by the Company as the "official wheel" of Hot Rods by Boyd; (ii) use the Company's wheels on vehicles produced by Hot Rods by Boyd; and (iii) allow the Company to use vehicles produced by Hot Rods by Boyd for promotional displays and photographs, including the likeness of Boyd Coddington and the vehicles for printed and electronic media in connection with the design, manufacture and sale of automotive wheels, motorcycle wheels, steering wheels, car care products and related accessories. The Company was required to sell to Hot Rods by Boyd wheels and parts manufactured by the Company at the lowest price for which such wheels and accessories are offered and sold to third parties and to provide wheels and accessories for 10 vehicles at no charge. This agreement was terminated upon the exercise of the Company's option to purchase Hot Rods by Boyd on December 30, 1996.

     Codde, Inc., a company in which Mr. Coddington is an officer, director and principal shareholder, leases one 70 foot semi-tractor/trailer rig to the Company for special event and on-site presentations for a monthly fee of approximately $6,200. The Company believes that its agreement with Codde, Inc. is on terms no less favorable than could be obtained from a non-affiliated party. Also, during 1996 the Company purchased for $125,000 an additional 70 foot semi-tractor/trailer from Codde, Inc. Based upon appraisals, the Company believes that the purchase was at terms no less favorable than could be obtained from a non-affiliated party.

     In February 1996, the Company entered into an agreement with Brad Fanshaw, formally president and a director of the Company, pursuant to which Mr. Fanshaw was released from his duties under an employment contract. Under the agreement, the Company paid total consideration of $275,000 comprising $150,000 for a five-year covenant not to compete and $125,000 for compensation expense. Of such consideration, $225,000 was paid in cash and shares of the Company's Common Stock were issued for the remaining $50,000. All other amounts due to/from the Company and Mr. Fanshaw were canceled.

     In February 1996, the Company also finalized an Agreement for the Purchase and Sale of Assets of Velocity Distribution Inc. (the "Velocity Agreement") with Brad Fanshaw. Under the Velocity Agreement, the Company assumed the assets and liabilities of Velocity Distribution Inc. and entered into a five-year covenant not to compete with Mrs. Fanshaw for a total amount of approximately $25,000.

     Curt Barwick, a director of the Company, is a partner with the law firm of Higham, McConnell & Dunning, which has been retained by the Company in connection with certain legal matters.


                                1995 STOCK OPTION PLAN

    The Company's 1995 Stock Option Plan (the "Plan") was adopted by the Board of Directors in June 1995 and was approved by the shareholders at the Company's annual meeting of shareholders in July 1995. The Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors, except that grants to Non-employee Directors are automatically made pursuant to a predetermined formula. The Committee consists solely of Non-employee Directors. The Committee has broad authority in administering and interpreting the Plan.

    The purpose of the Plan is to enable the Company to attract, retain and motivate employees by providing for or increasing their proprietary interests in the Company and, in the case of Non-employee Directors, to attract such Directors and further align their interests with those of the Company's shareholders by providing for or increasing their proprietary interests in the Company. Under the Plan, officers, directors, employees and independent consultants of the Company are eligible to receive options to purchase Common Stock. As of the date of this Proxy Statement, approximately 361 persons were eligible. The Company's Common Stock has no par value, and the closing price of the Common Stock on the Nasdaq National Market on April 24, 1997 was $5.00 per share.

    The aggregate number of shares that may be issued pursuant to the grant of Awards under the Plan is 450,000 subject to adjustment for certain circumstances such as a stock exchange reorganization, recapitalization, stock split, reverse stock split, stock dividend or other capital change or adjustment. At the Annual Meeting, the shareholders are being requested to consider and approve the proposed amendment to the Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 300,000 shares, bringing the total number of shares issuable under the Plan to 750,000 shares. The Board of Directors approved such amendment, subject to shareholder approval, in June 1997.

AWARDS TO EMPLOYEES

    Options granted under the Plan may be options intended to qualify as incentive stock options (the "Incentive Stock Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options not intended to so qualify (the "Non-Qualified Stock Options").

    An Award to an employee may permit the employee to pay all or part of the purchase price of the shares issuable pursuant thereto, and/or to pay all or part of such employee's tax withholding obligation with respect to such issuance, by (i) delivering previously owned shares of capital stock of the Company or (ii) reducing the amount of shares otherwise issuable pursuant to the award. If an option granted to an employee permitted the employee to pay for the shares issuable pursuant thereto with previously owned shares, the employee would be able to exercise the option in successive transactions, known as pyramiding, to acquire a large number of shares with no more investment than the original share or shares delivered upon exercise of the option.

    Upon the grant of an option under the Plan, the person receiving the grant (the "Option Holder") must enter into a written option agreement with the Company that contains terms, provisions and conditions that are consistent with the Plan and have been determined from time to time by the Committee. Incentive Stock Options granted under the Plan may not expire later than 10 years after the date of grant, except that an Incentive Stock Option granted to an individual owning (after the application of the family and other attribution rules of Section 424(d) of the Code), at the time the option was granted, more than 10% of the total combined voting power of all classes of stock of the Company or of any of its subsidiaries (a "10% Shareholder"), may not expire later than five years from the date the option is granted. The exercise price for any Incentive Stock Option may not be less than 100% of the fair market value of Common Stock of the Company at the date the Option is granted. The exercise price of an Incentive Stock Option granted to a 10% Shareholder may not be less than 10% of the fair market value of the Common Stock of the Company on the date such option is granted. The Plan as amended, provides that the maximum number of shares of Common Stock that may be issued pursuant to Incentive Stock Options, in the aggregate, is 450,000 shares.

    An Award granted under the Plan to an employee may include a provision terminating the Award upon termination of employment under certain circumstances or accelerating the receipt of benefits upon the occurrence of specified events, such as a change of control of the Company or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of the Company or other significant corporate transaction. Options granted to Non-employee Directors must be exercised by the first anniversary of the date of grant if the grantee ceases to be a Director of the Company as a result of death or disability, and the three months after such grantee ceases to be a Director for any other reason other than cause, in which case the option terminates immediately.

AWARDS TO NON-EMPLOYEE DIRECTORS

    Non-qualified Stock Options to purchase 3,000 shares of Common Stock are automatically granted to Non-employee Directors upon their election to the Board. Such options will vest on the first anniversary of the date of appointment or election of grant. Non-qualified Stock Options to purchase an additional 1,000 shares will be granted to each Non-employee Director each year provided such individual continues to serve as a Director. Such additional options will vest after each additional year of service.

FEDERAL INCOME TAX TREATMENT FOR THE PLAN

    The following is a brief description of the federal income tax treatment that will generally apply to Awards made under the Plan, based on federal income tax laws in effect on the date hereof. The exact federal income tax treatment of Awards will depend on the specific nature of the Award. Because the following is only a brief summary of the general federal income tax rules, recipients of Awards should not rely thereon for individual tax advice, as each taxpayer's situation and the consequences of any particular transaction will vary depending upon the specific facts and circumstances involved. EACH TAXPAYER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR FOR PARTICULAR FEDERAL, AS WELL AS STATE AND LOCAL, INCOME AND ANY OTHER TAX ADVICE.

INCENTIVE STOCK OPTIONS

    Pursuant to the Plan, employees may be granted Incentive Stock Options. Generally, the optionee is not taxed and the Company is not entitled to a deduction on the grant or the exercise of an Incentive Stock Option. However, if the optionee sells the shares acquired upon the exercise of an Incentive Stock Option (the "Option Shares") at any time within (a) one year after the date of transfer of shares to the optionee pursuant to the exercise of such Incentive Stock Option or (b) two years after the date of grant of such Incentive Stock Option, then (1) such optionee will recognize capital gain in an amount equal to the excess, if any, of the sales price over the fair market value of the Option Shares on the date of exercise, (2) such optionee will recognize ordinary income in an amount equal to the excess, if any, of the lesser of the sales price or the fair market value of the Option Shares on the date of exercise, over the exercise price of such Incentive Stock Option, (3) such optionee will recognize capital loss equal to the excess, if any, of the exercise price of such Incentive Stock Option over the sales price of the Option Shares, and (4) the Company will generally be entitled to a deduction in an amount equal to the amount of any ordinary income recognized by such optionee. If the optionee sells the Option Shares at any time after the optionee has held the Option Shares for at least (a) one year after the date of transfer of the Option Shares to the optionee pursuant to the exercise of the Incentive Stock Option and (b) two years after the date of grant of the Incentive Stock Option, then the optionee will recognize capital gain or loss equal to the difference between the sales price and the exercise price of such Incentive Stock Option, and the Company will not be entitled to any deduction.

    The amount by which the fair market value of Option Shares on the date of exercise exceeds the exercise price will be included as a positive adjustment in the calculation of an optionee's "alternative minimum taxable income" ("AMTI") in the year of exercise. The "alternative minimum tax" imposed on individual taxpayers is generally equal to the amount by which 26% or 28% (depending on the amount of such taxpayer's AMTI) of the individual's AMTI (reduced by certain exemption amounts) exceeds his or her regular income tax liability for the year. Insiders (as defined below) should consult their tax advisors concerning the possibility of making an 83(b) Election (as defined below) upon the exercise of an Incentive Stock Option.

NON-QUALIFIED OPTIONS

    The grant of a Non-qualified Stock Option is generally not a taxable event for the optionee. Upon exercise of the option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise (determined as of the date of the exercise) over the exercise price of such option, and the Company will be entitled to a deduction equal to such amount. See, however, '"SPECIAL RULES FOR AWARDS GRANTED TO INSIDERS," below. A subsequent sale of the Common Stock generally will give rise to capital gain or loss equal to the difference between the sales price and the sum of the exercise price paid for such shares plus the ordinary income recognized with respect to such shares.

SPECIAL RULES FOR AWARDS GRANTED TO INSIDERS

    Special rules apply, however, where an optionee is a Director (including a Non-employee Director), officer or shareholder subject to Section 16 of the Exchange Act (an "Insider") and during any period of time (the "Section 16(b) Period") a sale of the stock acquired upon exercise of the option could subject such optionee to suit under Section 16. In such case, the optionee will not recognize ordinary income and the Company will not be entitled to a deduction until the expiration of the Section 16(b) Period. Upon such expiration, the optionee will recognize ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the stock (determined as of the expiration of the Section 16(b) Period) over the option exercise price. Such an optionee may elect under Section 83(b) of the Internal Revenue Code, as amended, to recognize ordinary income on the date of exercise (an "83(b) Election"), in which case the Company would be entitled to a deduction equal to the amount of ordinary income so recognized. Insiders should consult their tax advisors to determine the tax consequences to them of exercising Options granted to them pursuant to the Plan.

MISCELLANEOUS TAX ISSUES

    The Company generally will be required to make arrangements for withholding applicable taxes with respect to any ordinary income recognized by a participant in connection with Awards made under the Plan.

    With certain exceptions, an individual may not deduct investment-related interest to the extent such interest exceeds the individual's net investment income for the year. Investment interest generally includes interest paid on indebtedness incurred to purchase Common Stock. Interest disallowed under this rule may be carried forward to and deducted in later years, subject to the same limitations.

    Special rules will apply in cases where a recipient of an Award pays the exercise or purchase price of the Award or applicable withholding tax obligations under the Plan by delivering previously owned Common Stock or by reducing the amount of Common Stock otherwise issuable pursuant to the award. The surrender or withholding of such shares will in certain circumstances result in the recognition of income with respect to such shares.

    The terms of the Awards under the Plan may provide for accelerated vesting or payment of Awards in connection with a change in ownership or control of the Company. In that event and depending upon the individual circumstances of the recipient, certain amounts with respect to such Awards may constitute "excess parachute payments" under the "golden parachute" provisions of the Code. Pursuant to these provisions, a recipient will be subject to a 20% excise tax on any "excess parachute payments" and the Company will be denied any deduction with respect to such payment. Recipients of Awards should consult their tax advisors as to whether accelerated vesting of an Award in connection with a change of ownership or control of the Company would give rise to an excess parachute payment.

APPLICATION OF CERTAIN LAWS

    The acquisition of shares of Common Stock by Directors, certain officers, or 10% shareholders of the Company could be subject to the provisions of Section 16(b) of the Exchange Act under which a purchase of the Company's Common Stock within six months before or after any sale of such stock could result in recovery by the Company of all or a portion of any amount by which the sale proceeds exceed the purchase price. Such officers, Directors and 10% shareholders are required to file reports of changes in beneficial ownership under Section 16(a) of the Exchange Act. Rule 16b-3 under the Exchange Act provides an exemption from Section 16(b) liability for certain transactions pursuant to employee benefit plans. Officers, Directors and 10% shareholders should consult their counsel with respect to the effect of Section 16 upon their participation in the Plan.

    Resale of shares received on grants of Awards or purchased on exercise of Awards by any person who has a control relationship with the Company may be restricted under the provisions of the Securities Act and the rules and regulations of the Commission, including Rule 144.

                        APPROVAL OF AMENDMENT TO 1995 EMPLOYEE
                                  STOCK OPTION PLAN

    The Company's Board of Directors and shareholders previously adopted and approved the Plan. A total of 250,000 shares were originally reserved for issuance under the Plan. In June 1996, the Plan was amended to increase the number of shares reserved for issuance thereunder to 450,000 shares. In April 1997, the Board of Directors authorized that the Plan be further amended, subject to shareholder approval, to increase the number of shares reserved for issuance thereunder by 300,000 shares, bringing the total number of shares issuable under the Plan to 750,000 shares.

    At the Annual Meeting, the shareholders are being requested to consider and approve the proposed amendment to the Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 300,000 shares, bringing the total number of shares issuable under the Plan to 750,000 shares. The amendment to increase the number of shares issuable under the Plan will enable the Company to continue its policy of employee stock ownership as a means to attract and retain highly qualified personnel, to motivate high levels of performance and to recognize key employee accomplishments.

    For a description of the principal features of the Plan, see "1995 Stock Option Plan."

VOTE REQUIRED; RECOMMENDATION OF THE BOARD OF DIRECTORS

    The approval of the amendment to the Plan requires the affirmative vote of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum).

    THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT TO THE PLAN AND RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THIS PROPOSAL.

                            INDEPENDENT PUBLIC ACCOUNTANTS

    For the 1996 fiscal year, Coopers & Lybrand L.L.P. provided audit services which included audit of the Company's annual financial statements, and assistance and consultation in connection with the Company's registration statements on Form SB-2 and S-8 filed with the Commission. Audit services were provided with the approval of the Board of Directors which among other things, considered the independence of the public accountants. Arrangements for non-audit services, if any, are made by management with the knowledge of the Board of Directors. Upon the recommendation of the Audit Committee, the Board has selected Coopers & Lybrand L.L.P. to provide audit services to the Company for the fiscal year ending December 31, 1997. The shareholders are being requested to ratify such selection at the Annual Meeting.

                   DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR
                                 1998 ANNUAL MEETING

    Any proposal relating to a proper subject which an eligible shareholder may intend to present for action at the Company's 1998 Annual Meeting of Shareholders and which such shareholder may wish to have included in the proxy materials for such meeting in accordance with the provisions of Rule 14a-8 promulgated under the Exchange Act must be received as far in advance of the meeting as possible in proper form by the Secretary of the Company at 8380 Cerritos Avenue, Stanton, California 90680 and in any event not later than January 5, 1998. It is suggested that any such proposal be submitted by certified mail, return receipt requested.

                         OTHER BUSINESS OF THE ANNUAL MEETING

    Management is not aware of any matters to come before the Annual Meeting or any postponement or adjournment thereof other than the election of directors, the proposal to amend the Plan, and ratification of Coopers & Lybrand L.L.P as the Company's independent auditors. However, inasmuch as matters of which Management is not now aware may come before the meeting or any postponement or adjournment thereof, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgment with respect thereto, provided that, to the extent the Company becomes aware a reasonable time before the Annual Meeting of any matter to come before such meeting, the Company will provide an opportunity to vote by proxy directly on such matter. Upon receipt of such proxies in time for voting, the shares represented thereby will be voted as indicated thereon and as described in this Proxy Statement.

                                    MISCELLANEOUS

    The solicitation of proxies is made on behalf of the Company and all the expenses of soliciting proxies from shareholders will be borne by the Company. In addition to the solicitation of proxies by mail, officers and regular employees may communicate with shareholders personally or by mail, telephone, telegram or otherwise for the purpose of soliciting such proxies, but in such event no additional compensation will be paid to any such persons for such solicitation. The Company will reimburse banks, brokers and other nominees for their reasonable out-of-pocket expenses in forwarding soliciting material to beneficial owners of shares held of record by such persons.


                             By Order of the Board of Directors



                             /s/ Boyd Coddington
                             BOYD CODDINGTON
                             Chairman of the Board and Chief Executive Officer



Stanton, California
May 5, 1997

                               BOYDS WHEELS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      1997 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 3, 1997

    The undersigned shareholder of Boyds Wheels, Inc., in a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated May 5, 1997, and hereby appoints Boyd Coddington and Rex A. Ours, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Shareholders of Boyds Wheels, Inc., to be held on June 3, 1997 at 10:00 a.m., local time, at Hot Rods By Boyd located 10541 Ashdale St., Stanton California 90680, and at any adjournment thereof, and to vote all the shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1.         ELECTION OF DIRECTORS:        / /  FOR all nominees listed     / /  WITHHOLD AUTHORITY
                                         below                            to vote for all nominees listed below
                                         (except as indicated)

    If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the following list:

    Boyd Coddington,    Marcus Sorenson,    Curt Barwick and    Melanie
McCaffrey

2.         PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S 1995 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES RESERVED
           FOR ISSUANCE THEREUNDER BY 300,000 SHARES TO AN AGGREGATE OF 750,000 SHARES

       / / FOR                  / / AGAINST                  / / ABSTAIN

3.         PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR 1997

       / / FOR                  / / AGAINST                  / / ABSTAIN

    And in their discretion, upon such other matter or matters that may properly come before the meeting or any adjournment thereof.

                                                          (CONTINUED ON REVERSE)

    THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION AND NO ABSTENTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF AN AMENDMENT TO THE COMPANY'S 1995 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY 300,000 SHARES TO AN AGGREGATE 750,000 SHARES, FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND, L.L.P. AS INDEPENDENT AUDITORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
                                                   DATED: ________________, 1997
                                                   _____________________________
                                                            Signature
                                                  ______________________________
                                                            Signature

                                                  (This Proxy should be marked,
                                                  dated and signed by the
                                                  shareholder(s) exactly as his
                                                  or her name appears heron, and
                                                  returned promptly in the
                                                  enclosed envelope. Persons
                                                  signing in a fiduciary
                                                  capacity should so indicate.
                                                  If shares are held by joint
                                                  tenants or as community
                                                  property, both should sign.)